UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2012

DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

VIRGINIA
(State or Other Jurisdiction of Incorporation)

0-25464	26-2018846
(Commission File Number)	(I.R.S. Employer Identification No.)

500 Volvo Parkway
Chesapeake, VA 23320
(Address of Principal Executive Offices and Zip Code)

(757) 321-5000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2012, the Company, through its wholly owned subsidiary Dollar Tree Stores, Inc.,  entered into a five-year $750.0 million Credit Agreement (the Agreement) with Wells Fargo Bank, N.A, as administrative agent and the lenders party thereto.  The Agreement provides for a $750.0 million revolving line of credit, including up to $150.0 million in available letters of credit.  The interest rate on the facility will be based, at the Company’s option, on a LIBOR rate, plus a margin, or an alternate base rate, plus a margin.  The revolving line of credit bears a facilities fee, calculated as a percentage, as defined, of the amount available under the line of credit, payable quarterly.  The Agreement also bears an administrative fee payable annually.  The Agreement, among other things, requires the maintenance of certain specified financial ratios, restricts the payment of certain distributions and prohibits the incurrence of certain new indebtedness.  The foregoing description of the Agreement is qualified in its entirety by reference to such Agreement, a copy of which  is attached to this filing as Exhibit 10.1 and shall be deemed incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Concurrent with entering into the $750.0 million Credit Agreement described in Item 1.01, the Company and Wells Fargo Bank, N.A. (as successor to Wachovia Bank, N.A.), agreed to terminate without penalty the $550.0 million credit facility due to expire on February 20, 2013.  The $550.0 million credit facility was previously filed as an exhibit to the Company’s Current Report on Form 8-K dated February 22, 2008 (incorporated herein by reference).

Item 2.03 Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(c)         Exhibits.

10.1    Dollar Tree Stores, Inc. $750.0 million Credit Agreement, dated June 6, 2012, with Wells Fargo Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DOLLAR TREE, INC.

Date: June 11, 2012	By:	/s/ Kevin S. Wampler
Kevin S. Wampler
Chief Financial Officer

EXHIBITS

Exhibit 10.1 - Dollar Tree Stores, Inc. $750.0 million Credit Agreement, dated June 6, 2012, with Wells Fargo Bank, N.A., as administrative agent.